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                                                                      EXHIBIT 19



[MORGAN STANLEY LETTERHEAD]


                                                                    May 12, 1998


Board of Directors
MoneyGram Payment Systems, Inc.
Park 80 West Plaza I
Saddle Brook, NJ 07663

Members of the Board:


     We understand that MoneyGram Payment Systems, Inc. ("MoneyGram" or the "Company"), Viad Corp. ("Viad") and Pine Valley Acquisition Corporation, a wholly owned subsidiary of Viad, ("Acquisition Sub") have entered into an Agreement and Plan of Merger dated April 4, 1998 (the "Merger Agreement"), which provides, among other things, for (i) a tender offer by Acquisition Sub (the "Tender Offer") for all outstanding shares of common stock, par value $.01 per share (the "Company Common Stock") of the Company for $17.35 per share net to the seller in cash and (ii) the subsequent merger (the "Merger") of Acquisition Sub with and into the Company. Pursuant to the Merger, the Company will become a wholly owned subsidiary of Viad, and each outstanding share of Company Common Stock, other than shares held in treasury or held by Viad or any affiliate of Viad or as to which dissenters' rights have been perfected, will be converted into the right to receive $17.35 per share in cash. The terms and conditions of the Tender Offer and the Merger are more fully set forth in the Merger Agreement.


     You have asked for our opinion as to whether the consideration to be received by the holders of shares of Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

     For purposes of the opinion set forth herein, we have:

          (i) reviewed certain publicly available financial statements and other information of MoneyGram;

          (ii) reviewed certain internal financial statements and other financial and operating data concerning MoneyGram prepared by the management of MoneyGram;

          (iii) analyzed certain financial projections prepared by the management of MoneyGram;

          (iv) discussed the past and current operations and financial condition and the prospects of MoneyGram with senior executives of MoneyGram;

          (v) reviewed the pro forma impact of the Merger on Viad's earnings per share;

          (vi) reviewed the reported prices and trading activity of the Company Common Stock;

          (vii) compared the financial performance of the Company and the prices and trading activity of the Company Common Stock with that of certain other comparable publicly-traded companies and their securities;

          (viii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;
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          (ix) participated in discussions and negotiations among
     representatives of MoneyGram and Viad and their financial and legal advisors;

          (x) reviewed the draft Merger Agreement and certain related documents; and

          (xi) performed such other analyses and considered such other factors as we have deemed appropriate.

     We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

     We have acted as financial advisor to the Board of Directors of MoneyGram in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for MoneyGram and have received fees for the rendering of these services.

     It is understood that this letter is for the information of the Board of Directors MoneyGram and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by the Company in respect of the transaction with the Securities and Exchange Commission.

     Based upon and subject to the foregoing, we are of the opinion on the date hereof that the consideration to be received by holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

                                          Very truly yours,

                                          MORGAN STANLEY & CO. INCORPORATED

                                          By: /s/  SCOTT R. BRAKEBILL

                                            ------------------------------------
                                                     Scott R. Brakebill
                                                     Managing Director